UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2014

PROPANC HEALTH GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53446	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Level 2, 555 Riversdale Road Cambwerwell, VIC, 3124 Australia
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 613 9882 0780

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02.   Unregistered Sales of Equity Securities.

On June 16, 2015, Propanc Health Group Corporation (the “Company”) issued one (1) share of Series B Preferred Stock to Mr. James Nathanielsz, the Company’s President and Chief Executive Officer, in consideration for services rendered to the Company, including for and as incentive to continue to assist and provide services to the Company.

As a holder of outstanding shares of Series B Preferred Stock, Mr. Nathanielsz is entitled to voting power equivalent of the number of votes equal to the total number of Company’ common stock outstanding as of the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company and entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Company.

The share of the Series B Preferred Stock described above was not registered under the Securities Act of 1933, as amended (the “Securities Act”) and are restricted securities.  The shares were issued pursuant to the registration exemption afforded the Company under Section 4(2) of the Securities Act due to the fact that Mr. Nathanielsz is the President and CEO of the Company.  Mr. Nathanielsz acquired the share for his own accounts. The certificates representing these shares will bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 5.03.   Amendments to Certificate of Incorporation

Series B Preferred Shares

On the same date, the Board determined that it was in the best interests of the Company to file a Certificate of Designation that authorized the issuance of up to five (5) shares of a new series of preferred stock, par value $0.01 per share, designated as "Series B Preferred Stock," for which the Board established the rights, preferences and limitations thereof. The Board authorized the Series B Preferred Stock pursuant to the authority given to the board of directors under the Certificate of Incorporation, which authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.01 per share, and authorizes the Board, by resolution, to establish any or all of the unissued shares of preferred stock, not then allocated to any series into one or more series and to fix and determine the designation of each such shares, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. The Certificate of Designation was filed as an amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of the State of the State of Delaware.

Each holder of outstanding shares of Series B Preferred Stock shall be entitled to voting power equivalent of the number of votes equal to the total number of Company’ common stock outstanding as of the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company and entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the Company.

The summary of the rights, privileges and preferences of the Series B Preferred Stock described above is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached as Exhibit 4.1 to this report and is incorporated herein by reference.

Amendment to Certificate of Incorporation

On July 10, 2015, the Company filed an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, to decrease the Company’s authorized common stock from ten billion (10,000,000,000) shares of common stock, par value $0.001 per share, to two billion (2,000,000,000) shares of common stock, par value $0.001 per share.

The summary of the rights, privileges and preferences of the Series B Preferred Stock described above is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
3.1	Amendment to the Certificate of Incorporation, dated July 10, 2015
4.1	Certificate of Designation of Series B Preferred Stock, dated June 16, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2015

PROPANC HEALTH GROUP CORPORATION

By:	/s/ James Nathanielsz
James Nathanielsz President and Chief Executive Officer

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